FNBH BANCORP, INC.

Date Submitted: January 31, 2007 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517)545-2213

FNBH Bancorp, Inc. Announces
Year End 2006 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the financial results for the year ended December 31, 2006. Net income for the year declined to $5,586,000, or $1.76 per share compared to $6,507,000 or $2.03 per share for 2005. These results are reflected in return on assets which dropped to 1.20% compared to 1.39% last year and in return on equity which ended the year at 11.06% compared to 13.63% last year.

The change in net income is the sum total of a number of effects. One of the largest causes of the decline was net interest income which fell by $737,000. This was driven by a management decision to pay more competitive rates for deposits, which has had the positive effect of stemming the runoff of core deposits. Somewhat countering the effect of higher interest rates on deposits was an increase in interest income due to higher balances and higher yields in the loan portfolio. Although the net interest margin declined 13 basis points to 4.94%, it remains very strong and compares well against peer banks.

Another drag on earnings is nonperforming loans, which more than doubled this year to $12,487,000 million compared to $5,625,000 last year. Loan customers continue to feel the ill effects of Michigan’s economy, especially the slow down in real estate sales. Net chargeoffs rose slightly to $2,155,000 from $1,992,000 for 2005 and impaired loans (those loans in nonaccrual plus loans with specific loan loss reserve allocations) grew to $15.5 million at December 31, 2006 from $10.1 million at December 31, 2005.

Also impacting earnings was an increase in noninterest expense, up $1,287,000, which was caused by several items including increased salary expense due to new hires to strengthen the loan credit department and the cost of transition to an interim CEO. Other additions to noninterest expense were costs associated with a branch study, strategic planning and the search for a new CEO, as well as write-downs on foreclosed real estate.

Assets remained relatively flat, ending the year at $474 million compared to $477 million at December 31, 2005. Loans were up 3.1% driven by commercial loans which climbed $23 million or 7.6%. Deposits ended the year down from prior yearend at $406 million, a decline of 3.9%. Capital remained very strong at $50 million or 10.5% of assets. During the year 117,700 shares of stock were repurchased under the buyback plan authorized by the Board.

FNBH Bancorp, Inc., the parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets of $474 million and nine offices, has served Livingston County for over 100 years. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes Hoeffer & Arnett, at 800.800.4693, Monroe Securities Inc., at 312.327.2535, Stifel, Nicolaus & Co., Inc. at 800.676.0477, or Hill, Thompson, Magid, & Co., Inc. at 866-291-6316.

FNBH BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005

Assets	2006	2005

Cash and due from banks	$16,373,845	$19,281,982
Short term investments	2,747,642	4,819,709

Total cash and cash equivalents	19,121,487	24,101,691

Certificates of deposit	4,711,000	7,166,000
Investment securities held to maturity, net (fair value of $17,030,270
at December 31, 2006 and $16,763,204 at December 31, 2005)	16,808,685	16,425,674
Investment securities available for sale, at fair value	24,480,256	32,388,356
Mortgage-backed securities available for sale, at fair value	11,930,591	12,405,476
FHLBI and FRB stock, at cost	994,950	1,153,550

Total investment securities	54,214,482	62,373,056

Loans:
Commercial	328,665,048	305,387,518
Consumer	27,720,360	36,161,235
Real estate mortgage	28,195,754	31,306,493

Total loans	384,581,162	372,855,246
Less allowance for loan losses	(7,597,900)	(6,991,125)

Net loans	376,983,262	365,864,121

Premises and equipment, net	10,117,646	10,465,856
Other real estate owned, held for sale	1,629,250	679,733
Accrued interest and other assets	7,118,577	6,574,686

Total assets	$473,895,704	$477,225,143

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$62,681,088	$71,415,340
NOW	41,275,379	40,739,655
Savings and money market	113,906,147	133,865,335
Time deposits	170,126,892	145,927,984
Brokered certificates of deposit	17,554,785	30,137,273

Total deposits	405,544,291	422,085,587
Other borrowings	13,480,813	1,785,094
Accrued interest, taxes, and other liabilities	4,878,126	3,908,137

Total liabilities	423,903,230	427,778,818
Stockholders' Equity
Common stock, no par value. Authorized 4,200,000 shares; 3,074,528 shares issued and outstanding at December 31, 2006 and 3,187,374 shares
issued and outstanding at December 31, 2005	6,005,835	6,088,540
Retained earnings	43,625,997	43,389,917
Deferred directors' compensation	725,186	575,045
Accumulated other comprehensive loss, net	(364,544)	(607,177)

Total stockholders' equity	49,992,474	49,446,325

Total liabilities and stockholders' equity	$473,895,704	$477,225,143

FNBH BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
December 31, 2006, 2005 and 2004

	2006	2005	2004

Interest and dividend income:
Interest and fees on loans	$28,986,420	$26,247,716	$22,137,252
Interest and dividends on investment securities:
U.S. Treasury and agency securities	1,592,919	1,711,402	1,667,506
Obligations of states and political subdivisions	743,800	729,222	747,483
Corporate bonds	17,560	59,959	125,381
Other securities	54,202	50,004	51,278
Interest on short term investments	159,633	315,528	166,978
Interest on certificates of deposit	264,410	201,076	95,832

Total interest and dividend income	31,818,944	29,314,907	24,991,710

Interest expense:
Interest on deposits	9,871,304	6,772,924	5,217,598
Interest on other borrowings	423,970	281,073	388,268

Total interest expense	10,295,274	7,053,997	5,605,866

Net interest income	21,523,670	22,260,910	19,385,844

Provision for loan losses	2,639,000	3,037,000	1,190,000

Net interest income after provision for loan losses	18,884,670	19,223,910	18,195,844

Noninterest income:
Service charges and other fee income	3,636,856	3,464,122	3,318,666
Trust income	333,918	284,394	246,950
Gain on sale of loans	57,208	62,512	68,881
Other	2,986	8,612	475,560

Total noninterest income	4,030,968	3,819,640	4,110,057

Noninterest expense:
Salaries and employee benefits	7,925,738	7,230,103	7,236,801
Net occupancy expense	1,169,337	1,208,830	1,115,030
Equipment expense	755,195	831,299	864,604
Professional and service fees	1,859,736	1,680,037	1,622,399
Printing and supplies	271,167	318,091	302,032
Computer Service Fees	364,333	344,095	299,114
Advertising	306,211	238,323	221,618
Other	2,287,503	1,801,865	1,625,052

Total noninterest expense	14,939,220	13,652,643	13,286,650

Income before federal income taxes	7,976,418	9,390,907	9,019,251

Federal income taxes	2,390,422	2,883,921	2,728,156

Net income	$5,585,996	$6,506,986	$6,291,095

Per share statistics:
Basic EPS	$1.76	$2.03	$1.98
Diluted EPS	$1.76	$2.03	$1.97
Dividends	$0.84	$0.80	$0.72
Basic average shares outstanding	3,177,093	3,200,146	3,185,025
Diluted average shares outstanding	3,177,146	3,200,518	3,186,142